EXHIBIT 10.10

TERM NOTE

$2,700,000 New York, New York

December 30, 1999

For value received, the undersigned, Moto Photo, Inc., a Delaware corporation, hereby promises to pay to the order of FUJI PHOTO FILM U.S.A., INC., a New York corporation (the "Lender"), by wire transfer to any account or place designated at any time by Lender, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Seven Hundred Thousand Dollars ($2,700,000), together with interest on the principal amount hereunder rema computed on the basis of the actual number of days elapsed and a 365-day year, from the date hereof until this Note is fully paid at a fixed annual rate of 8.5%.

Principal shall be due and payable in twelve quarterly installments as follows: $200,000 on the first day of each of April 2000, July 2000, October 2000, and January 2001; $225,000 on the first day of each of April 2001, July 2001, October 2001, and January 2002; and $250,000 on the first day of each of April 2002, July 2002, October 2002, and January 2003.

Interest shall be payable quarterly in arrears on the same dates on which payments of principal are due and payable.

This Note may be prepaid in whole or in part, at any time or from time to time without penalty or premium, provided that any prepayment of the full amount of the Note shall include accrued interest thereon and any prepayment in part shall be applied to payment of the principal installments hereof in inverse order of maturity.

The undersigned hereby agrees to pay all costs of collection, including reasonable attorney's fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MOTO PHOTO, INC.

By:

Michael F. Adler

Chairman and Chief Executive Officer